                                                                   Exhibit 12.1

 CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS

                         (In thousands, except ratios)

                                                               Year Ended December 31,
                                                     ------------------------------------------
                                                      2002     2001     2000     1999     1998
                                                     ------- -------- -------  -------  -------
EARNINGS AVAILABLE FOR FIXED CHARGES:
   Net income (loss)................................ $31,579 $ 66,226 $38,566  $(1,337) $(6,860)
   Less: Capitalized interest.......................      --       --     (17)    (966)    (237)
   Add: Fixed charges...............................   1,111      576     909    3,870      603
   Income tax provision.............................  17,763   37,252  20,858        -        -
                                                     ------- -------- -------  -------  -------
EARNINGS AVAILABLE.................................. $50,453 $104,054 $60,316  $ 1,567  $(6,494)
                                                     ======= ======== =======  =======  =======
FIXED CHARGES:
   Interest expense................................. $   762 $    381 $   748  $ 2,805  $   279
   Capitalized interest.............................       -        -      17      966      237
   Rental expense representative of interest factor.     349      195     144       99       87
                                                     ------- -------- -------  -------  -------
TOTAL FIXED CHARGES................................. $ 1,111 $    576 $   909  $ 3,870  $   603
                                                     ======= ======== =======  =======  =======
Preferred dividends on a pre-tax basis..............      --       --      --    7,911    7,094
                                                     ------- -------- -------  -------  -------
TOTAL FIXED CHARGES AND PREFERRED
  DIVIDENDS......................................... $ 1,111 $    576 $   909  $11,781  $ 7,697
                                                     ======= ======== =======  =======  =======
RATIO OF EARNINGS TO FIXED CHARGES..................   45.41    180.6    66.4    (1)      (1)
                                                     ======= ======== =======  =======  =======
RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED DIVIDENDS...............................   45.41    180.6    66.4    (2)      (2)
                                                     ======= ======== =======  =======  =======

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(1) Earnings were inadequate to cover fixed charges by $2.3 million and $7.1 million for the years ended December 31, 1999 and 1998, respectively.
(2) Earnings were inadequate to cover fixed charges and preferred dividends by $10.2 million and $14.2 million for the years ended December 31, 1999 and 1998, respectively.